EXHIBIT 99.1

FOR IMMEDIATE RELEASE
May 24, 2017

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

Kearny Financial Corp. Announces
Authorization for Second Stock Repurchase Plan
and Declares Quarterly Cash Dividend

Fairfield, New Jersey, May 24, 2017 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the "Company"), the holding company for Kearny Bank, announced today that the Board of Directors has authorized a second stock repurchase plan to acquire up to 8,559,084 shares or 10% of the Company's currently outstanding common stock.  In conjunction with the commencement of a second stock repurchase plan, the Company also announced the completion of its first 10% stock repurchase plan.  That plan, which was announced on May 20, 2016, authorized the repurchase of up to 9,352,809 shares. The Company ultimately repurchased 9,352,809 shares under that plan, at a total cost of $130.6 million and an average cost of $13.96 per share.

Such repurchases will be made from time to time in the open market, through block trades, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Such repurchases will be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The second stock repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The second stock repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

The Company also announced that at that same meeting its Board of Directors declared a quarterly cash dividend of $0.03 per share to stockholders of record as of June 7, 2017, payable on June 21, 2017.

Kearny Financial Corp. is the parent company of Kearny Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At March 31, 2017, Kearny Financial Corp had approximately $4.8 billion in total assets.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.